Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2019 Earnings Teleconference
October 29, 2019, 1:30 p.m. (PST)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Let me start with a sentiment that we are sadly feeling too often in California. Our hearts go out to our customers and community members, and our fellow Californians across the rest of our State, who have lost loved ones, homes and property, have been evacuated, and have otherwise been impacted by devastating wildfires. I will once again dedicate a significant part of my comments to how we are managing wildfire risks after I touch on our financial performance.
Today, Edison International reported third quarter core earnings of $1.50 per share, which was 6 cents below the same period last year. The decrease in core earnings was primarily due to higher O&M expense and share count dilution. These were partially offset by higher revenue from FERC as a result of the pending settlement of the 2018 formula rate case. As I have mentioned before, year-over-year comparisons are not particularly meaningful due to the timing of the adoption of the 2018 General Rate Case final decision. Maria will discuss our financial performance in more detail during her remarks.
Since we last spoke to you on our second quarter earnings call, SCE filed its 2021 GRC application in late August, the 2019 California legislative session ended in September, and California’s peak wildfire season has begun. Much of the State has experienced “Red Flag” conditions – high heat, very low humidity and strong winds – requiring proactive de-energization using Public Safety Power Shutoffs, or PSPS.
On State legislative matters, a number of wildfire-related bills were enacted into law – in addition to AB 1054 – that improve California’s prevention, mitigation and response efforts. These bills span a wide range of issues including vegetation management, community resiliency, and CPUC safety regulation, reflecting California’s comprehensive approach to wildfire risk prevention and management.

At the same time, Edison has been implementing elements of AB 1054. On our last earnings call, we noted that SCE received its initial safety certification from the CPUC. Since then, SCE made our initial wildfire fund contribution of $2.4 billion on September 9th. SCE will contribute approximately $95 million to the fund on January 1st of each year for 10 years. Last week, the CPUC approved the continuation of a Department of Water Resources non-bypassable charge which will be used to fund customer contributions to the wildfire fund. These actions have satisfied several important legislative conditions to establish the statewide wildfire fund created by AB 1054.
We are in the peak fire season, and the backdrop for SCE’s operational efforts continues to be severe weather conditions. This follows a wet winter that led to a build-up of fuels. Such conditions elevate the wildfire threat in the State’s high fire risk areas. Our number one priority continues to be the safety of the public, our customers, employees and first responders.
Since July, and increasingly in the last several weeks, we have exercised our PSPS protocols to reduce the possibility that our system will be the cause of an ignition. We recognize that PSPS is a disruptive hardship, and we strive to minimize the impact on our customers and communities. We do not take this action lightly, but it is necessary to protect Californians from catastrophic wildfires. In fact, patrols conducted after PSPS events have found several instances of equipment damage and tree branches contacting power lines which could have ignited a fire. We will continue to harden our system to minimize the need for these safety power shutoffs, but expect to utilize PSPS as we continue to enhance our system against wildfire threats. We have invested over the past several years in sectionalizing many of our distribution circuits in HFRAs, using switches and reclosers to increase the number of isolation points; SCE has an average of 4 remotely operated sectionalizing switches for each HFRA circuit. This, along with our work on weather stations, weather modeling, and more granular risk models at a circuit and sub-circuit level, have all enabled us to be more targeted in the application of PSPS. We monitor each threatened circuit so that we can make the ultimate decision to deenergize individual sections – or not – based on a combination of real-time conditions and short-term forecasts. We will continue to invest in more isolation points, further situational awareness, and more advanced computing power to provide even more granular analysis of our HFRAs, which will have the twin benefits of continuing to reduce the number of customers impacted during PSPS events and sharpening our risk-informed deployment of grid-hardening investments.
We follow the CPUC’s PSPS protocol, which requires investor owned utilities to notify customers in advance of a potential de-energization. Our PSPS process follows this protocol with 72-hour notifications to California’s Office of Emergency Services (or Cal OES), the CPUC, affected county governments, and essential service providers. We then provide 48-hour, 24-hour, and imminent de-energization notifications to customers and communities whenever possible. Unfortunately, there are certain occasions when rapidly changing and volatile weather conditions pose an immediate threat to public safety and do not allow us to provide sufficient advance notification. I want to acknowledge the comments made by Governor Newsom and his concerns that customer impacts, particularly impacts to the state’s vulnerable populations, be considered when PSPS events are necessary. We are engaged with the Governor’s Office, Cal OES and the CPUC on further improvements to the PSPS process, with the goal of limiting impacts to customers and providing effective, timely notifications.
SCE remains focused on implementing the mitigation activities outlined in its Wildfire Mitigation Plan and the Grid Safety and Resiliency Program. We continue to improve our situational awareness through the deployment of approximately 470 weather stations to monitor temperature, wind speeds and humidity levels, and more than 130 high-definition cameras to more quickly detect fire ignitions. Our sophisticated weather modeling and fire potential forecasting capabilities are also advancing to better assess fire threat. These, along with our prior work to sectionalize distribution circuits, have enabled us to limit the scope of de-energizations to minimize the number of customers affected. Our work also includes having installed approximately 300 circuit miles of covered conductor, and fast acting fuses at more than 10,000 new locations. We understand the importance of hardening our grid today and in the future as electrification of the economy continues and customers rely even more on the grid.

A number of recent wildfires in Southern California have garnered attention and, while evaluations are continuing, I would like to briefly comment on a few of these fires. First, we filed an Electric Safety Incident Report, or ESIR, related to the Saddle Ridge fire. We filed this in an abundance of caution because SCE had an event on its system close in time to the start of the fire. We will file a more detailed report – a “315 report” - next week that will also be posted to our investor website. We did not file an ESIR related to the Tick fire. Fire authorities have identified an incident location but not yet a point of origin. An SCE distribution line near the incident location had been de-energized several hours prior to the reported start of the fire. SCE’s PSPS protocols did not trigger de-energization of an SCE transmission line about a quarter mile from the incident location, and this line did not register any events prior to the reported start of the fire. Finally, yesterday a fire began in the vicinity of the Getty Museum in Los Angeles. Local media has reported that fire authorities have identified a point of origin. This is not an official determination by the Los Angeles Fire Department, but this is in the Los Angeles Department of Water and Power’s service territory and the closest SCE facilities are over 3 miles away.
I would like to give an update on the Woolsey Fire. Parties to the Woolsey litigation, including SCE, received a non-final redacted draft of an investigation report from the Ventura County Fire Department stating that electrical equipment owned and operated by SCE was the cause of the Woolsey Fire. The report is subject to the court’s protective order and, other than what we are disclosing to you today, we are not authorized to release the report, or its contents, to the public at this time. Absent additional evidence, SCE believes it is likely that its equipment was associated with the ignition of the Woolsey Fire. Final determination of legal causation and liability would only be made during lengthy and complex litigation. You will recall that in the fourth quarter of 2018, we accrued an after-tax charge to earnings of $1.8 billion in connection with the 2017 and 2018 Wildfire and Mudslide Events. This corresponds to the lower end of the reasonably estimated range of expected potential losses. We have determined that no change to the reserve is needed at this time, although it is subject to change as additional information becomes available.

EIX and SCE are also aware of separate ongoing investigations of the Thomas Fire and the Woolsey Fire by the California Attorney General’s Office for the purpose of determining whether any criminal violations have occurred. SCE is not aware of any basis for felony liability with regards to these fires.
Moving now to SCE’s next GRC, the application we filed on August 30th for the three-year period 2021 to 2023 requests a test year revenue requirement of $7.6 billion, an increase of approximately 13% above presently authorized rates. We do not take the size of this request lightly, following a three-decade period over which SCE kept its average rate growth below local inflation. This funding request strikes a balance across SCE’s core work of improving the reliability and security of electric service, helping California meet its clean energy goals, and reducing the risk of catastrophic wildfires. Regarding the 2020 Cost of Capital Application, SCE currently expects a proposed decision in late November. Maria will discuss more on SCE’s GRC and Cost of Capital filings later in her remarks.
Turning briefly to Edison Energy and our outlook for this business, two years ago we set targets for a break-even earnings run rate by the end of this year as well as customer capture goals. The business has succeeded in capturing sales while managing costs and will be close to its year-end breakeven target. Edison Energy has a number of high-quality clients, including 12 of the Fortune 50, several of whom have used its broader managed portfolio solutions to reduce the client’s overall energy risk – although not as many clients as we originally targeted. However, we continue to see strong and growing client interest, and we are gaining insights from our work for these customers that we see as increasingly relevant to our clean energy, electrification and sustainability efforts, and that will help inform our core strategies. While we do not anticipate making significant investments in Edison Energy, we will be providing limited support for this business to fund growth in key areas such as technology, renewables, and fleet and building electrification. We expect the ongoing financial impact of this business to be immaterial for the foreseeable future. The business has a strong leadership team within it, requiring very limited focus from the EIX holding company team.

Turning back to California, it is clear that our State is experiencing more extreme weather days, accompanied by a significant risk of PSPS events and wildfires, and that is due to a large degree to climate change. While SCE is primarily focused on its near-term actions to keep our customers and communities safe, we must also engage with State policymakers on needed longer-term solutions. Adaptation to climate change must begin in earnest – which SCE is doing in part with our grid hardening, situational awareness and operational changes – but we must act on longer term solutions as well. California has an urgent need for immediate actions to mitigate further climate change damage. The State has established clear greenhouse gas reduction targets, but much detail and hard work remain needed to ensure successful implementation. To support California’s efforts, SCE released our Clean Power and Electrification Pathway white paper two years ago which focused on the clean energy transition to 2030. We have continued this important work with a longer-term view to 2045, and SCE will release soon a new white paper, which we call “Pathway 2045,” outlining our blueprint for how California can meet its ambitious goals for reducing greenhouse gas emissions by 2045.
Pathway 2045 analyzes the implications of California’s long-term goal of achieving carbon neutrality through three pillars. These include deep decarbonization of the electric sector; significant electrification of transportation and buildings, along with a continued focus on energy efficiency; and use of low carbon fuels for sectors that are hard to electrify.
We believe that the changes required across California’s economy will be profound. Three quarters of light-duty vehicles, two thirds of medium-duty vehicles and one third of heavy-duty vehicles will need to be electric by 2045. In addition, nearly 70% of building space and water heating will need to be electric by 2045. This greater reliance on electricity will result in a 60% increase in grid-served electricity load and will require approximately 110 gigawatts of additional clean generation and storage by 2045. Significant grid investment will be required to integrate this new renewable generation and storage capacity, and serve the substantial load growth associated with transportation and building electrification. While electricity bills will increase over time, the overall cost across all types of energy for an average household should decrease by one-third by 2045, due to the inherently greater efficiency of electric technologies over fossil fuel combustion machines.
The increased dependence on electricity underscores the need for the State to ensure the grid is resilient and its utilities are financially healthy. While the State’s goals and therefore our approach look 25 years in the future, we intend for our paper to support near-term actions in policy areas including clean power supply, reliable and resilient systems, customer technology adoption, technology development, and affordability.
In closing, I would like to reiterate that we continue to make progress on our long-term strategy while at the same time addressing the immediate wildfire challenge. We will move forward with our vision for a sustainable and clean energy future, transportation electrification and digital transformation while continuing to focus on operational excellence and maintaining the recent, hard-earned gains we have achieved in reliability and customer satisfaction.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover third quarter results for 2019 compared to the same period a year ago, plus comments on our 2021 General Rate Case and other financial updates for SCE and EIX. As we have said, year-over-year comparisons are less meaningful given the timing of the 2018 GRC decision.
Please turn to page 3.
For the third quarter 2019, Edison International reported core earnings of $1.50 per share, which was 6 cents lower than the same period last year. From the table on the right-hand side, you will see that SCE had a core EPS variance of negative 3 cents year-over-year. This was primarily due to a negative impact of 10 cents from dilution from the equity offering in July 2019. This was partially offset by 7 cents of higher EPS from SCE core activities. There are a few items that accounted for the majority of this impact. Higher revenues had a positive variance of 12 cents. This was primarily driven by 10 cents of higher FERC revenues related to the settlement of SCE's 2018 Formula Rate proceeding. The settlement, which is pending approval, results in an all-in ROE of 11.2%. Other FERC revenues were 4 cents higher due to higher operating expenses under the FERC formula rate mechanism. CPUC revenues had a negative impact of 2 cents which was largely due to an increase in flow-through tax benefits which were partially offset by higher GRC revenue.
Higher O&M expenses impacted year-over-year EPS by negative 21 cents and were largely driven by higher wildfire mitigation expenses. O&M costs related to wildfire mitigation in high fire risk areas are being tracked in memo accounts and deferred pending completion of various regulatory proceedings. We are also experiencing higher costs due to contractor scarcity and an increased inspection and preventative maintenance program in areas adjacent to designated high fire risk areas. We will continue to track the cost impacts to support recovery requests in the future although we have not established a regulatory asset for certain of these costs.
Lower income taxes of 19 cents primarily reflect benefits that are passed back to customers and are offset in revenues as I mentioned. Higher net financing costs due to increased borrowings had a negative EPS impact of 4 cents.
For the quarter, EIX Parent and Other had a negative 3 cents core earnings variance. This was mainly due to the impact of 5 cents from higher interest expense related to increased borrowings partially offset by better operating performance at Edison Energy.
Following our election to join the Wildfire Fund, we analyzed the appropriate accounting treatment for our initial and subsequent annual contributions. As we have discussed in the past, there are multiple aspects of AB 1054 that provide support and value. These include the changes to the application of the prudency and cost recovery standards, as well as access to the fund for amounts above commercial insurance, and the liability cap. Although there is no specific authoritative guidance on how to account for this, our conclusion is that the contributions will be treated in a manner similar to pre-paid insurance. This means that we have recorded an asset to reflect the initial and ongoing contributions to the fund and we will expense it ratably over the course of an estimated fund life.
Based on a number of assumptions, including recent wildfire activity, we estimate the life to be 10 years. We will periodically assess that 10-year life based on future utilization of the fund as well as the impact of the extensive wildfire mitigation activity that is currently underway. Since our wildfire fund contributions relate to a change in law and are not tied to our ongoing operational decisions, we are classifying this expense as a non-core item. As a result, during the quarter, SCE’s non-core earnings were impacted by $48 million after tax, or 16 cents per share, for amortization of SCE's contributions to the wildfire fund.
Please turn to page 4.
For the first nine months of the year, Edison International core earnings per share increased 52 cents to $3.73 per share. This includes an increase of 54 cents in core earnings at SCE offset by a decrease of 2 cents at EIX Parent and Other. SCE’s year-to-date earnings analysis is largely consistent with third quarter results, except for two items which had an impact in the second quarter. You will recall that when the 2018 GRC Final Decision was received, SCE recorded the retroactive 2018 impact of 20 cents. Further, higher 2019 revenues had a positive impact of 55 cents, which includes 32 cents resulting from the GRC decision and 13 cents at FERC from higher operating expenses and rate base.
Before we turn to a discussion of our 2021 General Rate Case, capital spending and rate base, I would like to note two pending applications seeking cost recovery of wildfire-related expenses. The Catastrophic Event Memo Account application seeks cost recovery of $139 million for system restoration following declared emergencies related to the 2017 wildfires and 2017 and 2018 drought impacts. The Wildfire Expense Memo Account application seeks recovery of approximately $505 million for incremental wildfire insurance costs covering the period April 2018 to July 2020. We also are waiting for CPUC approval of the Grid Safety and Resiliency Program settlement that was filed on July 31st to establish a capital and cost recovery framework for the 2018 to 2020 wildfire risk improvements.

Please turn to page 5.
On August 30th, SCE filed its 2021 General Rate Case application for the three-year period 2021 through 2023. The critical drivers of SCE's 2021 GRC request include the infrastructure and programs necessary to implement California's ambitious public policy goals, including wildfire mitigation, de-carbonization of the economy through electrification and integration of distributed energy resources across a rapidly modernizing grid. We will do this while continuing to provide safe, reliable, and affordable service to customers. We acknowledge that the revenue requirement increase in the 2021 GRC application is larger than it has been in the past. This is due in large part to the pressing need for SCE to undertake extraordinary measures to reduce wildfire risk. The proposed increase is also driven by spending previously authorized in SCE's 2018 GRC and placed into service in 2019 and 2020, and SCE's 2021 GRC depreciation study proposal.
SCE is requesting the CPUC authorize the Test Year 2021 revenue requirement of $7.601 billion. This is an increase of $1.155 billion over the 2020 revenue requirement authorized in the 2018 GRC, as updated for anticipated post-test-year ratemaking changes. This represents a 12.7% increase over presently authorized 2020 total rates. SCE's 2021 GRC request also includes proposed revenue requirement increases of $400 million in 2022 and $531 million in 2023.
SCE is requesting that the CPUC issue a final decision by the end of 2020. A pre-hearing conference for the GRC proceeding is scheduled for tomorrow. A scoping memo, including a schedule for the proceeding, will be issued after that.
On page 6, SCE is forecasting a $23.8 to $25.6 billion total capital program from 2019 through 2023. This includes CPUC-jurisdictional GRC capital expenditures, certain non-GRC CPUC capital spending and FERC capital spending.
Please turn to page 7 for SCE’s rate base forecast. At the capital expenditure levels requested in the 2021 GRC, total weighted-average CPUC- and FERC-jurisdictional rate base will increase to $40.8 billion by 2023. This represents a six-year compound annual growth rate of 7.7%. The low end of the range of 6.9% reflects a 10% reduction in the 2021 through 2023 total capital forecast, based on management judgement incorporating historical experience of previously authorized amounts, potential for permitting delays and other operational considerations. For 2020, the low end of the range reflects a 10% reduction applied to FERC capital spending and non-GRC programs. The rate base forecast excludes approximately $1.6 billion of wildfire risk mitigation capital spend that will not earn an equity return as detailed in AB 1054. Page 8 highlights total wildfire related capital spend between 2019 and 2023.
On page 9, you will see our key financial assumptions and EIX core EPS guidance for 2019. Our revised EPS guidance range for 2019 is $4.70 to $4.90 per share with a midpoint of $4.80. This is 9 cents higher than our previous midpoint guidance of $4.71. The change in guidance is largely driven by the 2018 FERC settlement offset by increased share dilution. You may recall that in our second quarter guidance we made some simplifying assumptions regarding the timing of the various elements of the 2019 financing plan and we have now adjusted those assumptions to incorporate the actual debt and equity issuances during the third quarter.
There are a few highlights on this page to point out. The pending settlement of SCE's 2018 FERC Formula Rate proceeding has a positive EPS impact of 15 cents in 2019. There are two components to this. The prior year true-up is 9 of the 15 cents and is called out in the center of the chart. The balance, or 6 cents, that relates to 2019, is included in the bar that captures rate base earnings for the current year.
For EIX Parent and Other, we expect an earnings drag of $0.30 to $0.35 cents per share. This includes approximately one penny per share per month related to EIX operating expenses. Our guidance includes Edison Energy achieving close to its year-end break-even earnings run rate target as Pedro noted. Additionally, we expect a total of 24 cents of EPS dilution from the 2019 financing plan which I mentioned previously.
Let me provide an update on our 2019 FERC formula rate case which we filed in April of this year. In September, SCE modified its request with the FERC for its 2019 transmission rate case to reflect a reduction in the base ROE from 17.12% to 11.97%. This reflects a reduction in our estimate of wildfire risk following the passage of AB 1054, from 600 basis points to 85 basis points. This reduction is consistent with a similar decrease filed in our CPUC Cost of Capital proceeding. The settlement effectively modifies our base ROE request, but no other aspect of the proceeding is impacted. We are still in settlement discussions.
I would now like to give you an update on our 2019 financing plan. On our last earnings call, we outlined EIX’s 2019 equity and debt needs. Overall, the plan included $1 billion of holding company debt and $1.5 billion of common equity to fund SCE’s requirement related to the requested increase in the CPUC-authorized equity layer and additional growth investment at the utility. We identified an additional $1.2 billion equity need which would be contributed to SCE to finance 50% of its initial contribution to the wildfire fund established by AB 1054. SCE planned on issuing operating company debt to finance the remaining 50% of the initial contribution.
Through the end of the third quarter, we completed a substantial portion of this plan. We raised $2.2 billion in EIX equity through the issuance of 32.2 million shares in July, relative to a total identified need of $2.7 billion. We will opportunistically use our ATM program to supplement our internal equity programs over the rest of the year. Under the holding company debt financing plan, we issued $600 million of the planned $1 billion debt need. We plan to issue the remaining $400 million in the fourth quarter and will continue to assess opportunities given the low interest rate environment.
As we look into funding needs beyond 2019 to support SCE’s operations, we remain focused on a balanced financing approach that maintains a healthy balance sheet and promotes investment grade ratings at both SCE and EIX. Our balanced approach provides us the flexibility to use a combination of debt and equity. We believe this is the most effective way to support operations and capital investments in the near future as we resolve the business risks driven by the wildfire challenges we face.

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